EXHIBIT 99.1

For further information contact
Fred L. Callon 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Calls for Redemption All Outstanding Shares of $2.125 Convertible Exchangeable Preferred Stock, Series A

      Natchez, MS (June 13, 2005) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that it has called for redemption all of its outstanding shares of $2.125 Convertible Exchangeable Preferred Stock, Series A. A notice of redemption and letter of transmittal is being mailed to all holders of record as of the close of business on June 10, 2005. The preferred stock will be redeemed on July 14, 2005 at a redemption price equal to $25.213 per share, plus $0.525347, representing all accrued and unpaid dividends to the redemption date. Because the preferred stock is being redeemed prior to the regular quarterly dividend payment date, the Company will not be declaring a dividend for this quarter.

      Each share of preferred stock is currently convertible into 2.273 shares of the Company’s common stock. The closing price of the Company’s common stock on the NYSE on June 10, 2005 was $14.46 per share. Any holders of preferred stock that elect to convert their shares of preferred stock into shares of the Company’s common stock will not be entitled to any accrued and unpaid dividends. The right of holders of shares of preferred stock to exercise their conversion right terminates at the close of business on July 7, 2005, the fifth business day prior to the redemption date.

      Callon Petroleum Company has been engaged in the exploration, development, acquisition and production of oil and gas in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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